Exhibit 8.2

ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

September 30, 2014

Kinder Morgan Management, LLC
1001 Louisiana Street, Suite 1000
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to the special committee of the board of directors of Kinder Morgan Management, LLC, a Delaware limited liability company (“KMR”), in connection with the transactions (the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of August 9, 2014, by and among KMR, Kinder Morgan, Inc., a Delaware corporation (“KMI”), and R Merger Sub LLC, a Delaware limited liability company (such agreement, as it may be amended from time to time, the “KMR Merger Agreement”).  At your request, and in connection with the filing of a registration statement on Form S-4, as amended (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), we are rendering our opinion concerning certain U.S. federal income tax matters.

In preparing our opinion, we have examined the KMR Merger Agreement and the Registration Statement, including the KMR proxy statement/prospectus that forms a part of the Registration Statement.  In addition, we have examined such other documents, instruments and information as we considered necessary to enable us to express this opinion.  Our opinion is also based on (i) the accuracy of the representations, statements and facts concerning the Transactions set forth in the KMR Merger Agreement and the Registration Statement (including, without limitation, their respective exhibits) and we have assumed that such representations, statements and facts will be accurate and complete as of the closing date of the Transactions (as if made as of such time), (ii) the consummation of the Transactions in the manner contemplated by, and in accordance with the terms set forth in, the KMR Merger Agreement and the Registration Statement, (iii) representations made by you and KMI with respect to certain factual matters, including the representations set forth in letters from you and KMI, and we have assumed that such representations will be accurate and complete as of the closing date of the Transactions (as if made as of such time), and (iv) financial information provided to us by you and KMI.

Based on the foregoing, unless otherwise noted in such discussions, the description of the law and the legal conclusions with respect to matters of U.S. federal income tax law set forth under the caption “Material U.S. Federal Income Tax Consequences” in the proxy statement/prospectus of KMR which forms a part of the Registration Statement constitutes our opinion.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof,

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and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement and to the references to our firm and this opinion contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Baker Botts LLP